Exhibit 3.194

ARTICLES OF INCORPORATION

OF

PLAYERS RESOURCES, INC.

[ILLEGIBLE]

I the person hereinafter named as incorporation, for the purpose of [illegible] to establish a corporation, under the provisions and subject to the requirements of Table 7, Chapter 78 of Nevada Revised Statutes, and the acts amendatory thereof, and hereinafter sometimes referred to as the General Corporation Law of the State of Nevada, do hereby adopt and make the following Articles of Incorporation:

FIRST: The name of the corporation (hereinafter called the corporation) is PLAYERS RESOURCES, INC.

SECOND: The name of the corporation’s resident agent in the State of Nevada is The Prentice-Hall Corporation System, Nevada, Inc., and the [ Illegible] address of the said resident agent where process may be served on the corporation is 502 East John Street, Carson City 89706. The mailing address and the street address of the said resident agent are identical.

THIRD: The number of shares the corporation is authorized to issue is 2,500, all of which are without nominal or par value. All such shares are of one class and are designated as Common Stock.

Each share of stock of the corporation shall entitle the holder thereof to a preemptive right, for a period of thirty days, to subscribe for, purchase or otherwise acquire any shares of stock of the same class of the corporation or any equity and/or voting shares of [illegible] of any class of the corporation which the corporation proposes to issue or any rights or options which the corporation proposed to grant for the purchase of shares of stock of the same class of the corporation or of equity and/or voting shares of any class of stock of the corporation or for the purchase of any shares of stock, bonds, securities, or obligations of the corporation which are convertible into or exchangeable for, or which carry any rights, to subscribe for, purchase, or otherwise acquire shares of stock of the same class of the corporation or equity and/or voting shares of stock of any class of the corporation, whether now or hereafter authorized or created, whether having unissued or treasury status, and whether the proposed issue, reissue, transfer, or grant is for cash, property, or any other lawful consideration; and after the expiration of said thirty days, any and all of such shares of stock, rights, options, bonds, securities, or obligations of the corporation may be issued, reissued, transferred, or granted by the Board of Directors, as the case may be, to such persons, firms, corporations, and associations, and for such lawful consideration, and on such terms, as the Board of Directors in its discretion may determine. As used herein, the terms “equity shares” and “voting shares” shall mean, respectively, shares of stock which confer unlimited dividend rights and shares of stock which confer unlimited voting rights in the election of one or more directors.

FOURTH: The governing board of the corporation shall be styled as a “Board of Directors”, and any member of said Board shall be styled as a “Director.”

The number of members constituting the first Board of Directors of the corporation is three; and the name and the post office box or street address, other residence or business, of each of said members are as follows:

NAME	ADDRESS
Edward Fishman	3900 Paradise Road, Suite 135
Las Vegas, Nevada 89109

David Fishman	3900 Paradise Road, Suite 135
Las Vegas, Nevada 89109

Howard Goldberg	3900 Paradise Road, Suite 135
Las Vegas, Nevada 89109

The member of directors of the corporation may be increased or decreased in the manner provided in the Bylaws of the corporation; provided, that the number of directors shall never be less than one. In the interim between election of directors by stockholders entitled to vote, all vacancies caused by an increase in the number of directors and including vacancies resulting from the removal of directors by the stockholders entitled to vote which are not filled by said stockholders, may be filled by the remaining directors, though less than a quorum.

FIFTH: The name and the post office box or street address, either residence or business, of the incorporator signing these Articles of Incorporation are as follows:

NAME	ADDRESS
Ernest A. Curtin, Jr.	Prentice Hall
830 Rear Tavorn Road
West Trenton, New Jersey 08628

SIXTH: The corporation shall have perpetual existences.

SEVENTH: The personal liability of the directors of the corporation is hereby eliminated to the fullest extent permitted by the General Corporation Law of the State of Nevada, as the same may be amended and supplemented.

EIGHTH: The corporation shall, to the fullest extent permitted by the General Corporation Law of the State of Nevada, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said Law from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said Law, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.

NINTH: The corporation may engage in any lawful activity.

TENTH: The corporation reserves the right to amend, alter, change, or repeal any provision contained in these Articles of Incorporation in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

IN WITNESS WHEREOF, I do hereby execute these Articles of Incorporation on PLAYERS RESOURCES, INC.,

/s/ Ernest A. Curtin, Jr.
Ernest A. Curtin, Jr.

STATE OF NEW JERSEY	)
) SS.:
COUNTY OF MERCER	)

On this sixth day of October, 1995, Ernest A. Curtin, Jr. Personally appeared before me, a Notary Public in and for the State and County aforesaid, Ernest A. Curtin, Jr., known to me to be the person described in and who executed the foregoing Articles of Incorporation, and who acknowledged to me that he executed the same freely and voluntarily and for the uses and purposes therein mentioned.

WITNESS my hand and official seal, the day and year first above written.

[ILLEGIBLE]
Notary Public

(Notarial Seal)